UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND

15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-27723

SONICWALL, INC.

(Exact name of registrant as specified in its charter)

2001 Logic Drive

San Jose, California 95124

(408) 745-9600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, no par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record of Common Stock, no par value, as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934, SonicWALL, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 23, 2010	By:	/S/ ROBERT D. SELVI
Robert D. Selvi
Chief Financial Officer